NEWS RELEASE for February 10, 2005 at 8:00AM Eastern Time

Contacts:	Investor Relations
Palomar Medical Technologies Inc
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS RECORD REVENUES AND PROFITABILITY
FOR FOURTH QUARTER AND FISCAL YEAR 2004
Fourth Quarter Revenues Increase 63 Percent; Net Income Increases 417 Percent

        BURLINGTON, MA (February 10, 2005) … Palomar Medical Technologies Inc (Nasdaq:PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the fourth quarter and year ended December 31, 2004. The Company’s fourth quarter total revenues increased by 63 percent, product revenues increased by 51 percent, and gross profit from product sales improved by 73 percent as compared to the same quarter in 2003. The Company realized a significant increase in income from operations of $3.2 million, or 297 percent, and a net income improvement of $4.3 million, or 417 percent, as compared to the fourth quarter of 2003. The Company also strengthened its balance sheet since the end of last year, including increasing its cash position from $10.6 million to $25.2 million.

        Revenues for the quarter ended December 31, 2004, were $16.4 million, up from $10.1 million in the fourth quarter of 2003. Gross profit from product sales increased to $9.6 million (69 percent of product revenues), up from $5.5 million (60 percent of product revenues) in the year-earlier quarter. The Company reported income from operations of $4.2 million for the fourth quarter of this year, as compared to $1.1 million for the fourth quarter of last year. The Company reported net income of $5.4 million, or $0.29 per diluted share, which includes a benefit from income taxes of $1.1 million from the reduction of tax reserves, for the fourth quarter of this year, versus net income of $1.0 million, or $0.06 per diluted share, for the fourth quarter of last year.

        Revenues for the year ended December 31, 2004, were $54.4 million, up from $34.8 million for the same period in 2003. Gross profit from product sales increased to $30.3 million (66 percent of revenues), up from $18.3 million (58 percent of revenues) in the year-earlier period. The Company reported net income of $10.6 million, or $0.60 per diluted share for the year ended December 31, 2004, versus net income of $3.4 million, or $0.21 per diluted share for the same period in 2003.

        During fiscal year 2004, the Company announced the following events:

        — The Company and The Gillette Company (NYSE: G) completed the initial phase of their agreement and moved into the next phase. In conjunction with entering this next phase, the parties amended the agreement to provide for additional development funding to further technical innovations. The original agreement provided for $7 million in development funding from Gillette. Under the amendment, Gillette will provide $2.1 million in additional development funding over a nine month extension of the development phase, for a total of $9.1 million, which is planned to be completed by August 31, 2006.

        — The Company and Johnson & Johnson Consumer Companies, Inc, a Johnson & Johnson company, signed an agreement to develop, clinically test and potentially commercialize home-use, light-based devices for (i) reducing or reshaping body fat including cellulite; (ii) reducing appearance of skin aging; and (iii) reducing or preventing acne.

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        — Awarded a $2.5 million research contract by the Department of the Army to develop a light-based self-treatment device for Pseudofolliculitis Barbae (“PFB”). PFB, commonly known as “razor bumps”, has been called “the most significant dermatologic disease in the US Army”; affecting combat readiness, unit cohesion, and individual morale of over 50% of African American and Hispanic military personnel.

        — The Company and Lumenis Ltd. reached a settlement resolving their on-going litigation concerning both patent infringement and contractual matters. Under the terms of the settlement, Lumenis paid $868,000 in the second quarter for sales of the LightSheer made prior to July 1, 2002 and agreed to pay $3.225 million over the next six quarters, or $537,500 per quarter, for royalties due on sales of the LightSheer made between July 1, 2002 and December 31, 2003. Beginning on January 1, 2004, Lumenis agreed to pay Palomar a 5% royalty on sales of the LightSheer and other professional laser hair removal devices and modules. In addition, Lumenis granted Palomar a paid up license to a variety of Lumenis’ patents for Palomar’s light based devices. Palomar granted Lumenis a paid up license to the ‘568 and ‘844 patents for Lumenis’ lamp based devices. Both parties have agreed to the validity and enforceability of each others patents and not to challenge such validity and enforceability in the future.

        Chief Executive Officer Joseph P. Caruso commented, “I am pleased with Palomar’s progress during the fourth quarter of 2004 and the full fiscal year, which includes the above mentioned milestones. Especially encouraging is the fact that our revenues continue to increase at a rapid rate, allowing us to further expand our sales, marketing, research and development efforts. Palomar has worked hard to maintain our reputation with customers for providing leading-edge technology addressing major market opportunities in the light-based cosmetic market. These markets are growing at an astonishing rate and we intend to capitalize on the popularity of these new procedures. We believe this is the beginning of a shift toward light based treatments for cosmetic applications that will change the standard of treatment in years to come. This positioning has resulted in continued growth for Palomar over the past three years in the expanding market for light-based cosmetic procedures. We expect to keep extending the applications of our technology during upcoming quarters, and the strength of our balance sheet should allow us to continue as a powerful competitor in this dynamic market.”

        Commenting on Palomar’s ongoing program to expand its shareholder base, Chief Financial Officer Paul S. Weiner concluded, “Due to our strong operating and financial performance at Palomar during 2004 we substantially increased the institutional following of the Company. We are continuing our efforts to expand our shareholder base with an ongoing program of meetings with professional money managers and analysts nationwide. We are currently scheduling our next round of investor meetings at this year’s Annual Meeting of the American Academy of Dermatology (AAD), to be held in New Orleans from February 19 to 21, 2005. To reserve a time to meet with Palomar management and/or receive product demonstrations, please contact Palomar’s Investor Relations department at 781-993-2411.”

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (888) 339-2688 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 20802871and will continue through Thursday, February 24, 2005. A webcast replay will also be available.

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        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting indications to further advance the hair removal market and other cosmetic applications. Palomar is uniquely focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company (NYSE:G) to develop and potentially commercialize a patented home-use, light-based hair removal device for women, and an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the E-mail Alerts page in the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2003 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary (Amounts in thousands, except per share data):
Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues:
Product revenues	$ 13,896,552	$ 9,184,939	$ 45,810,177	$ 31,332,125
Royalty revenues	1,148,753	192,169	4,052,078	840,614
Funded product development revenues	1,375,534	700,000	4,569,618	2,600,000

Total revenues	16,420,839	10,077,108	54,431,873	34,772,739

Costs and expenses:
Cost of product revenues	4,280,927	3,642,196	15,513,695	13,031,316
Cost of royalty revenues	459,501	76,867	1,620,831	336,245
Research and development	2,734,493	2,085,610	10,296,463	6,574,563
Selling and marketing	3,189,995	2,414,972	12,030,308	8,483,138
General and administrative	1,521,080	790,817	5,228,889	3,738,911

Total costs and expenses	12,185,996	9,010,462	44,690,186	32,164,173

Income from operations	4,234,843	1,066,646	9,741,687	2,608,566

Interest income, net of interest expense	107,281	18,741	250,346	45,666
Other income (expense), net	1,500	--	(214,433)	58,333

Income from operations before income taxes	4,343,624	1,085,387	9,777,600	2,712,565

Provision (benefit) from income taxes	(1,016,723)	48,000	(855,713)	(656,521)

Net income	$ 5,360,347	$ 1,037,387	$ 10,633,313	$ 3,369,086

Net income per share:
Basic	$ 0.33	$ 0.07	$ 0.68	$ 0.25

Diluted	$ 0.29	$ 0.06	$ 0.60	$ 0.21

Weighted average number of shares outstanding:
Basic	16,109,294	14,308,537	15,688,855	13,399,178

Diluted	18,536,882	16,789,466	17,719,861	15,917,392

— more — Palomar — Page 5 Consolidated Balance Sheets (Unaudited)
	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$ 25,158,856	$ 10,558,946
Accounts receivable, net	7,122,745	6,637,246
Inventories	5,866,494	3,385,316
Other current assets	440,254	384,785

Total current assets	38,588,349	20,966,293

Property and equipment, net	899,368	582,898
Other assets	111,074	111,074

Total assets	$ 39,598,791	$ 21,660,265

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 971,030	$ 655,923
Accrued liabilities	8,014,207	4,979,896
Deferred income taxes	--	1,100,000
Deferred revenue	1,439,639	560,897

Total current liabilities	10,424,876	7,296,716

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued -16,231,502 and 14,554,407 shares, respectively	162,315	145,544
Additional paid-in capital	172,428,102	168,267,820
Accumulated deficit	(143,416,502)	(154,049,815)

Total stockholders' equity	29,173,915	14,363,549

Total liabilities and stockholders' equity	$ 39,598,791	$ 21,660,265

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